Exhibit n.6

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Board of Directors and Shareholders of Capitala Finance Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Capitala Finance Corp. (the “Company”) as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this Post-effective Amendment No. 3 to the Registration Statement (Form N-2 No. 333-204582), and have expressed an unqualified opinion herein dated March 7, 2017. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2013 (which are not included in the Post-effective Amendment No. 3 to the Registration Statement), and have expressed an unqualified opinion on those financial statements. The senior securities table included elsewhere in this Registration Statement (Form N-2 No. 333-204582) has been subjected to audit procedures performed in conjunction with the audits of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 9, 2017